EXHIBIT 99.1
TrueBlue Names Industry Leader and Innovator Taryn Owen President of PeopleReady
Industry Veteran Chip Holmes Appointed Interim President of PeopleScout

TACOMA, WA - November 13, 2019 - TrueBlue today announced new appointments to its senior leadership team as the company continues to drive digital transformation and set the standard for industry leadership.

Taryn Owen, PeopleScout President and talent solutions innovator, has been named President of PeopleReady effective Dec. 30, 2019. Chip Holmes, PeopleScout Senior Vice President of Client Delivery and industry veteran, will serve as the interim President of PeopleScout. TrueBlue has initiated a process to determine a permanent successor.

Owen spent more than a decade working for one of North America’s largest staffing companies in various staffing, recruiting and outsourced solutions leadership roles. Owen joined PeopleScout in 2010 and has led the organization through a period of substantial growth, global expansion and multiple acquisitions. Owen has been recognized for her industry leadership with numerous awards including annual appearances on the Staffing Industry Analysts’ (SIA) Staffing 100, the SIA Global Power 150 Women in Staffing and the HRO Today HR Outsourcing Superstars lists.

Owen spearheaded the global launch of PeopleScout’s award-winning Affinix talent technology. In her new role, Owen will leverage the strength of PeopleReady’s revolutionary JobStack platform and 600+ branch locations to further its leadership in industrial staffing.

Holmes is an industry veteran with substantial depth of expertise who has been part of PeopleScout’s success as a member of the global leadership team since 2016. Prior to joining PeopleScout, Holmes held various leadership positions, including serving as a member of the executive team for the RPO practice of a major global HR services organization. In that position, he led client delivery and sales and played a key role in developing significant global RPO and MSP programs as well as in pioneering total workforce solutions.

“Taryn’s disciplined approach, visionary thinking and proven ability to drive growth position her perfectly to lead PeopleReady,” said TrueBlue CEO Patrick Beharelle. “Chip is a well-respected industry leader known for his broad knowledge of the talent landscape and commitment to empowering the success of both his client partnerships and his team. I am excited about what these two leaders will bring to their new roles as we drive greater collaboration and capitalize on the growth opportunities across the organization.”

About TrueBlue
TrueBlue (NYSE: TBI) is a global leader in specialized workforce solutions that help clients achieve business growth and improve productivity. In 2018, the company connected approximately 730,000 people with work. TrueBlue’s PeopleReady segment offers on-demand industrial staffing services, PeopleManagement offers contingent and productivity-based, on-site industrial staffing and driver staffing services, and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

Media Contact
Jennifer Grasz
Vice President, Corporate Communications
jgrasz@trueblue.com
(312) 840-6327